Exhibit 4.4
KBS LEGACY PARTNERS APARTMENT REIT, INC.
THIRD AMENDED AND RESTATED DIVIDEND REINVESTMENT PLAN
Adopted April 9, 2013
KBS Legacy Partners Apartment REIT, Inc., a Maryland corporation (the “Company”), has adopted an Amended and Restated Dividend Reinvestment Plan (the “DRP”), the terms and conditions of which are set forth below. Capitalized terms shall have the same meaning as set forth in the Company’s charter unless otherwise defined herein.
1. Number of Shares Issuable. The number of shares of Common Stock authorized for issuance under the DRP is 80,000,000.
2. Participants. “Participants” are holders of the Company’s shares of Common Stock who elect to participate in the DRP.
3. Distribution Reinvestment. The Company will apply that portion (as designated by a Participant) of the dividends and other distributions (“Distributions”) declared and paid in respect of a Participant’s shares of Common Stock to the purchase of additional shares of Common Stock for such Participant. Such shares will be sold through the broker-dealer and/or dealer manager through whom the Company sold the underlying shares to which the Distributions relate unless the Participant makes a new election through a different distribution channel. The Company will not pay selling commissions on shares of Common Stock purchased in the DRP.
4. Procedures for Participation. Qualifying stockholders may elect to become a Participant by completing and executing the Subscription Agreement, an enrollment form or any other Company-approved authorization form as may be available from the dealer manager or participating broker-dealers. To increase their participation, Participants must complete a new enrollment form and make the election through the dealer manager or the Participant’s broker-dealer, as applicable. Participation in the DRP will begin with the next Distribution payable after receipt of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the DRP on the date that the Company makes a Distribution. Distributions will be paid monthly as authorized and declared by the Company’s board of directors.
5. Purchase of Shares. Until the Company establishes an estimated value per share of Common Stock for a purpose other than to set the price to acquire a share in one of the Company’s public offerings, Participants will acquire Common Stock at a price per share equal to 95% of the price to acquire a share of Common Stock in the primary offering of the Company’s then-effective public offering (ignoring any discounts that may be available to certain categories of investors). Once the Company establishes an estimated value per share of Common Stock for a purpose other than to set the price to acquire a share in one of the Company’s public offerings, Participants will acquire Common Stock at a price equal to 95% of the estimated value of the Company’s Common Stock, as estimated by the Company’s advisor or other firm chosen by the board of directors for that purpose. The Company expects to establish an estimated value per share of Common Stock for a purpose other than to set the price to acquire a share in one of the Company’s public offerings after the completion of the Company’s offering stage. The Company’s offering stage will be complete when the Company is no longer publicly offering equity securities – whether through its initial public offering or follow-on public offerings – and has not done so for up to 18 months. For the purpose of determining when the Company’s offering stage is complete, equity offerings do not include offerings on behalf of selling stockholders or offerings related to any dividend reinvestment plan, employee benefit plan or the redemption of interests in KBS Legacy Partners Limited Partnership, the Company’s operating partnership. Participants in the DRP may purchase fractional shares so that 100% of the Distributions will be used to acquire shares. However, a Participant will not be able to acquire shares under the DRP to the extent such purchase would cause it to exceed limits set forth in the Company’s charter, as amended.
6. Taxation of Distributions. The reinvestment of Distributions in the DRP does not relieve Participants of any taxes that may be payable as a result of those Distributions and their reinvestment pursuant to the terms of this DRP.
7. Share Certificates. The shares issuable under the DRP shall be uncertificated until the board of directors determines otherwise.
8. Voting of DRP Shares. In connection with any matter requiring the vote of the Company’s stockholders, each Participant will be entitled to vote all shares acquired by the Participant through the DRP.
9. Reports. Within 90 days after the end of the calendar year, the Company shall provide each Participant with (i) an individualized report on the Participant’s investment, including the purchase date(s), purchase price and number of shares owned, as well as the amount of Distributions received during the prior year; and (ii) all material information regarding the DRP and the effect of reinvesting dividends, including the tax consequences thereof. The Company shall provide such information reasonably requested by the dealer manager or a participating broker-dealer, in order for the dealer manager or participating broker-dealer to meet its obligations to deliver written notification to Participants of the information required by Rule 10b-10(b) promulgated under the Securities Exchange Act of 1934. In the event that the DRP is amended in accordance with Section 11 hereof, the DRP, as amended, must provide that all material information regarding Distributions and the effect of reinvesting such Distributions, including tax consequences thereof, shall be provided to Participants at least annually.
10. Termination by Participant. A Participant may terminate participation in the DRP at any time by delivering to the Company a written notice. To be effective for any Distribution, such notice must be received by the Company at least four business days prior to the last business day of the month to which the Distribution relates. Notwithstanding the preceding sentence, if the Company publicly announces in a filing with the Securities and Exchange Commission a new estimated value per share of its Common Stock, then a Participant shall have no less than two business days after the date of such announcement to notify the Company in writing of Participant’s termination of participation in the DRP and Participant’s termination will be effective for the next date shares are purchased under the DRP. Any transfer of shares by a Participant will terminate participation in the DRP with respect to the transferred shares. Upon termination of DRP participation, Distributions will be distributed to the stockholder in cash.
11. Amendment or Termination of DRP by the Company. The Company may amend or terminate the DRP for any reason upon ten days’ written notice to the Participants. The Company will provide notice by including such information (a) in a Current Report on Form 8-K or in its annual or quarterly reports, all publicly filed with the Securities and Exchange Commission; and (b) in a separate mailing to the participants.
12. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act.
13. Governing Law. The DRP shall be governed by the laws of the State of Maryland.